Exhibit (j)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 28, 2018 relating to the financial statements of AB Total Return Bond Portfolio (formerly, AB Intermediate Bond Portfolio), one of the portfolios constituting AB Bond Fund, Inc., for the year ended October 31, 2018, which is incorporated by reference in this Post-Effective Amendment No. 192 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.


                                                         /s/ ERNST & YOUNG LLP


New York, New York
July 11, 2019